UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/09/2009

Technitrol, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-05375

PA	23-1292472
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1210 Northbrook Drive, Suite 470, Trevose, PA 19053
(Address of principal executive offices, including zip code)

(215) 355-2900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On July 9, 2009, Technitrol's Board of Directors terminated the Technitrol, Inc. Supplemental Retirement Plan amended and restated effective January 1, 2009 (the "409A Plan"). The 409A Plan, which was filed as Exhibit 10.8(3) to Technitrol's Form 8-K dated December 31, 2008, applies to benefits accrued by participants from January 1, 2005 until the present period. In connection with the 409 Plan termination, which is effective as of June 26, 2009, participants consisting of ten present and former employees received payments of the benefits due them in accordance with the terms of the plan which have been previously described in the Definitive Proxy Statement on Schedule 14A dated April 9, 2009 for Technitrol's 2009 annual shareholders meeting. Payments were made from the trust established under the Technitrol, Inc. Grantor Trust Agreement dated July 5, 2006 which was filed as Exhibit 10.8(1) to Technitrol's Form 8-K dated July 11, 2006 (the "Trust"). Other than amounts previously paid into the Trust, the aggregate cash cost to Technitrol to fund obligations arising before the 409A Plan termination was approximately $3.2 million. The 409A Plan termination has no effect on either the Trust or Technitrol's Supplemental Retirement Plan amended and restated effective December 31, 2004 (the "Pre-409A Plan"). The Pre-409A Plan, which was filed as Exhibit 10.8(2) to Technitrol's Form 8-K dated December 31, 2008, applies to benefits accrued by participants from inception of the plan through December 31, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Technitrol, Inc.

Date: July 15, 2009	By:	/s/ Drew A. Moyer
Drew A. Moyer
Sr. Vice President & CFO